Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”), dated as of March 13, 2015 (the “Effective Date”), by and among DIEGO PELLICER WORLDWIDE, INC. (f/k/a Type 1 Media, Inc.), a Delaware corporation (“PubCo”), JONATHAN WHITE (the “PubCo Principal Shareholder”); and DIEGO PELLICER WORLD-WIDE 1, INC., a Delaware corporation (“Diego”). Each of PubCo, PubCo Principal Shareholder, and Diego is sometimes referred to herein as a “Party,” and together they are sometimes referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, the respective Boards of Directors of PubCo and Diego have determined that it is advisable and in the best interests of the respective corporations and their shareholders to be merged (the “Merger”); and

WHEREAS, pursuant to the Merger and, in connection therewith, (i) each issued and outstanding share of common stock, par value $0.0001 per share, of Diego (“Diego Common Stock”), will be converted into one (1) share of PubCo common stock, $0.000001 par value per share (“PubCo Common Stock” or “PubCo Shares”); (ii) each issued and outstanding share of Series A Preferred Stock, par value $0.0001 per share, of Diego, with the exception of the TMK Shares (“Diego Series A Share”), will be converted into 1.031157 share(s) of PubCo Common Stock; (iii) each issued and outstanding share of the Series A Preferred Stock, par value $0.0001 per share, of Diego issued to TMK Holdings LLC (“TMK Shares”), will be converted into one (1) share of PubCo Common Stock (iv) each issued and outstanding share of Series B Preferred Stock, par value $0.0001 per share, of Diego (“Diego Series B Share”, and together with the Diego Common Stock, Diego Series A Shares and TMK Shares, the “Diego Shares”), will be converted into one (1) share of PubCo Common Stock; (v) the issued and outstanding warrant to purchase Diego Series A Shares (“Diego A Warrants”), will be converted into warrants to purchase share of PubCo Common Stock, in substantially the form attached hereto as Exhibit C (“PubCo A Warrants”); and (vi) the issued and outstanding warrant to purchase Diego Series B Shares (the “Diego B Warrants” and together with the Diego A Warrants, the “Diego Warrants”), will be converted into a warrant to purchase share of PubCo Common Stock, in substantially the form attached hereto as Exhibit D (“PubCo B Warrants” and, together with the PubCo A Warrant, the “PubCo Warrants”) in accordance with the provisions of Article II of this Agreement; and

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, PubCo and Diego desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, the respective Boards of Directors of each of PubCo and Diego have approved this Agreement and the merger on the terms and conditions contained in this Agreement;

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WHEREAS, simultaneously, the PubCo Principal Shareholder owning an aggregate of 55,000,000 shares of PubCo’s shall enter into a Cancellation Agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A (the “Cancellation Agreement”), pursuant to which the PubCo Principal Shareholder agrees to cancel the 55,000,000 shares in PubCo, for an aggregate price of $169,000 (the “Cancellation Consideration”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 Cancellation and Merger. At the ‘Effective Time,’ as hereinafter defined, subject to the terms and on the conditions of this Agreement, Diego shall be merged with and into PubCo, with PubCo to continue as the surviving corporation (the “Surviving Corporation”) in the Merger, and PubCo succeeding to and assuming all the rights, assets, liabilities, debts, and obligations of Diego in accordance with the Delaware General Corporation Law (the “DGCL”). Simultaneously, at the Effective Time, the PubCo Principal Shareholder, owning an aggregate of 55,000,000 shares of PubCo’s common stock shall cancel the 55,000,000 remaining shares pursuant to the Cancellation Agreement.

Section 1.2 The Closing: Effective Time. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, and the parties hereto will cause a copy of the Certificate of Merger, to be properly completed consistent with the terms hereof (the “Certificate of Merger”), and to be executed, delivered and filed with the Secretary of State of the State of Delaware (the “Closing Date”). The Merger shall become effective immediately upon the filing of such Certificate of Merger with the Delaware Secretary of State in substantially the form attached hereto as Exhibit B. The date and time on which the Merger shall become effective is referred to herein as the “Effective Time” or “Effective Date”.

Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, all such deeds, bills of sale, assignments and assurances and to take and do in the name and on behalf of each such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

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Section 1.4 Surviving Corporation; Articles of Incorporation; By-Laws; Officers; and Directors. Unless otherwise agreed to by PubCo and Diego prior to the Closing, at the Effective Time:

(a)   the Articles of Incorporation of PubCo as in effect immediately prior to the Effective Time with such changes as shall be acceptable to Bio-En shall be, at and after the Effective Time, the Articles of Incorporation of the Surviving Corporation (the “Articles of Incorporation”) until further altered, amended or repealed in accordance with the Articles of Incorporation or applicable law;

(b)   the by-laws of PubCo as in effect immediately prior to the Effective Time with such changes as shall be acceptable to Diego shall be, at and after the Effective Time, the by-laws of the Surviving Corporation until further altered, amended or repealed in accordance with the Articles of Incorporation, such by-laws or applicable law; and

(c)   the officers and directors of the Surviving Corporation from and after the Effective Time shall be the officers and directors of PubCo immediately prior to the Effective Time.

ARTICLE II
CAPITAL STOCK

Section 2.1 Treatment of Capital Stock. The manner and basis of converting shares of Diego Common Stock by virtue of the Merger and without any action on the part of Diego and PubCo or any holder thereof, shall be as set forth in this Article II.

Section 2.2 Conversion of Diego Common Stock.

(a) At the Effective Time, each share of Diego Common Stock, Diego Series A Share, TMK Shares, and Diego Series B Share, issued and outstanding immediately prior to the Effective Time, the same as delineated on the attached Schedule 2.2, and all rights in respect thereof, shall forthwith cease to exist and shall be converted into the right to receive an aggregate of 20,144,469 shares of validly issued, fully paid and non-assessable shares of PubCo Common Stock (the “Issuable Shares”). At the Effective Time, each Diego A Warrant issued and outstanding immediately prior to the Effective Time, the same as delineated on the attached Schedule 2.2, and all rights in respect thereof, shall forthwith cease to exist and shall be converted into the right to receive an aggregate of $790,798 PubCo A Warrants (the “Issuable A Warrants”). At the Effective Time, each Diego B Warrant issued and outstanding immediately prior to the Effective Time, the same as delineated on the attached Schedule 2.2, and all rights in respect thereof, shall forthwith cease to exist and shall be converted into the right to receive an aggregate of $475,000 PubCo B Warrants (the “Issuable B Warrants” and, together with the Issuable A Warrants, the “Warrants” or “Issuable Warrants”). Each holder of a certificate representing any Diego Shares, Diego Warrants shall, to the extent such certificate or warrant represents such shares, cease to have any rights with respect to such shares, except the right to receive the Issuable Shares and Issuable Warrants allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.3. Such Issuable Shares and Issuable Warrants shall be held in escrow by PubCo until the Closing Date (defined below) pending the completion of all conditions of closing set forth in Article V;

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(b) Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate (a “Certificate”) which, immediately prior to the Effective Time, represents issued and outstanding Diego Shares, shall evidence the right to receive shares of PubCo Common Stock on the basis set forth in Section 2.2(a). No fractional shares shall be issued and all fractional shares shall be rounded up to the next whole share.

(c) Except as otherwise provided herein, commencing immediately after the Effective Time, each Diego Warrant, shall evidence the right to receive PubCo Warrants on the basis set forth in Section 2.2(a). No fractional warrants shall be issued and all fractional warrants shall be rounded up to the next whole warrant.

Section 2.3 Exchange Procedures. If applicable, as soon as reasonably practicable after the Effective Time, PubCo shall implement a process to mail to each record holder a certificate representing shares of PubCo Common Stock and PubCo Warrant as provided in this Article II.

Section 2.4 Transfer Books. The stock transfer books of Diego shall be closed at the Effective Time and no transfer of any Diego Shares will thereafter be recorded on any of such stock transfer books.

Section 2.5 Restricted Securities. The parties acknowledge and agree that there is only a limited market through the facilities of the National Quotation Bureau for the PubCo Common Stock, that the offers and issuance of shares of PubCo Common Stock under this Agreement has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws and that such offer and issuance are being made in reliance upon exemptions from the registration all shares of PubCo Common Stock issued in connection with the Merger will be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and all certificates representing shares of PubCo Common Stock will bear the following legend or other legend substantially similar:

“THESE SECUTRITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”), HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON THE EXEMPTION SET FORTH IN SECTION 4(2) OF THE ACT AND UPON REGULATION D PROMULGATED THEREUNDER AND HAVE BEEN SOLD AS “RESTRICTED SECURITIES” AS SUCH ARE DEFINED UNDER THE ACT. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT UPON DELIVERY TO THE CORPORATION ON THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH TRANSFER WOULD NOT BE IN VIOLATION OF THE ACT, APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.”

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PUBCO

PubCo hereby represents and warrants, as of the date hereof and as of the Closing Date, to Diego as follows:

Section 3.1 Organization and Standing of PubCo. PubCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary. PubCo has no Subsidiaries and no interest in any other corporation, partnership, joint venture or other entity.

Section 3.2 Capitalization. The authorized capital stock of PubCo consists of 100,000,000 shares of capital stock, consisting of 95,000,000 shares of common stock, par value $0.000001 per share, and 5,000,000 shares of preferred stock, par value $0.000001. As of the Effective Date, there are 62,700,000 shares of common stock and no shares of preferred stock issued and outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of any “Laws”, as hereinafter defined, or the pre-emptive rights of any Person. The PubCo Shares to be issued pursuant to this Agreement when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any Laws or the pre-emptive rights of any Person. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements (including shareholder agreements), of any kind relating to shares of PubCo Common Stock, or any other security of PubCo and there are no authorized or outstanding securities convertible into or exchangeable for any such PubCo Common Stock or other security of PubCo.

Section 3.3 Non-Reporting Company. PubCo is not a reporting company under the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Section 3.4 Authorization: Validity. PubCo has the necessary corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by PubCo of this Agreement, the performance by PubCo of its obligations hereunder and the consummation by PubCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PubCo. This Agreement has been duly executed and delivered by PubCo constitutes a valid and binding obligation of PubCo enforceable against each in accordance with the terms hereof, subject to the “Enforceability Exceptions”, as hereinafter defined.

Section 3.5 No Conflict: Required Filings and Consents. (a) The execution and delivery by PubCo of this Agreement does not, and the performance by PubCo of its respective obligations hereunder and the consummation by PubCo of the transactions contemplated hereby, will not: (i) violate or conflict with the certificate of incorporation or by-laws of PubCo; (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in Section 3.5(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to PubCo or any of its ‘Subsidiaries’, as hereinafter defined, or by which any of their respective assets or property is bound or subject; and/or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, or result in the creation of a lien, claim or encumbrance on any of the properties or assets of PubCo pursuant to, or result in the loss of any benefit under (including an increase in the price paid by, or cost to, PubCo), or require the consent of any other party to, or result in any obligation on the part of PubCo to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which PubCo is a party or by which PubCo, any of its Subsidiaries or any of their respective assets or properties are bound or subject.

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(b) PubCo is not required to submit any notice, report or other filing with any governmental entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental entity is required to be obtained by PubCo in connection with the execution, delivery, performance or consummation by it of this Agreement or any agreement or instrument or other document contemplated hereby or the transactions contemplated hereby or thereby.

Section 3.6 Full Disclosure. None of representations and warranties made by PubCo contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading under the circumstances by which it was made.

Section 3.7 Contract and Leases; Liabilities; Properties; Employees. Except as disclosed on Schedule 3.7, PubCo (i) has no assets; (ii) conducts no business; (iii) is not a party to any contract, agreement or lease; (iv) has no liabilities (absolute, accrued, contingent or otherwise); or (v) owns no property (real, personal or otherwise). No Person holds a power of attorney from PubCo.

Section 3.8 Compliance with Laws. To the best of its knowledge, PubCo has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

Section 3.9 Litigation. PubCo is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of PubCo, there is no basis for any such action or proceeding and no such action or proceeding is threatened against PubCo. PubCo is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

Section 3.10 Delivery of Documents; Corporate Records. Diego has heretofore received true, correct and complete copies of all documents, instruments, agreements and records referred to in Article 3 of this Agreement and copies of the minute and stock record books of PubCo. The minute and stock record books of PubCo, in all material respects, contain true, correct and complete copies of the records of all meetings and consents in lieu of meetings of PubCo’s Board of Directors (and all committees thereof) and the shareholders since date of incorporation.

Section 3.11 Validity of Documents. All minutes, consents or other documents pertaining to PubCo to be delivered at or prior to closing shall be valid and in accordance with the applicable state law.

Section 3.12 Title to Shares. Except to any transferability restriction as required as under this Agreement and/or imposed under applicable securities laws, the PubCo Shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.

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Section 3.13 Board Action: Required Vote.

(a) PubCo’s Board of Directors has unanimously adopted (and not withdrawn) a resolution approving this Agreement, and the transactions contemplated hereby.

(b) The votes taken by PubCo referred to in paragraph (a) are the only votes required by holders of any class or series of PubCo capital stock required to approve this Agreement and the transactions contemplated hereby.

Section 3.14 Brokers. There is no broker, finder or investment banker or other Person entitled to any brokerage, finder’s, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PubCo.

Section 3.15 Taxes. (a) Except as Disclosed on Schedule 3.15, all Tax Returns, as hereinafter defined, required to be filed by PubCo on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

(b) All “Taxes”, as hereinafter defined, that are required to be paid have been or will be fully paid.

(c) PubCo has not waived any statute of limitations with respect to federal and state income Taxes or agreed to any extension of time with respect to federal income or state Tax assessment or deficiency.

(d) As of the date hereof, there are not pending or, to the knowledge of PubCo, threatened any audits, examinations, investigations or other proceedings in respect of matters of Tax that (i) were raised by any taxing authority in a written communication to PubCo or any thereof; and (ii) would, if determined adversely to PubCo, individually or in the aggregate, reasonably be expected to have an PubCo Material Adverse Effect.

(e) PubCo has made available to Diego true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by PubCo for each of its fiscal years ended 2012 and 2013.

Section 3.16 No Other Agreements to Sell. PubCo has no obligation, absolute or contingent, legally binding or otherwise to any other ‘Person’, as hereinafter defined, to sell any portion of its assets, to sell any portion of its capital stock or other ownership interests or to effect any merger, consolidation or other reorganization of itself or to enter into any agreement with respect thereto.

Section 3.18 PubCo Shareholders. PubCo has delivered to Diego a shareholder list prepared by its transfer agent, which, to PubCo’s knowledge, is a complete and accurate undated list setting forth the following information with respect to each Person who is a record holder of any PubCo Shares: (a) such Person’s name; and (b) the number of PubCo Shares held by such Person.

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Section 3.19 Government Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with PubCo, is required by or with respect to PubCo in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DIEGO

Diego hereby represents and warrants, as of the date hereof and as of the Closing Date, to PubCo as follows:

Section 4.1 Organization. Diego is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with all requisite corporate or other organizational power to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business or activities makes such qualification necessary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a ‘Diego Material Adverse Effect’, as hereinafter defined.

Section 4.2 Authorization: Validity. The Board of Directors of Diego has determined that the Merger is advisable and in the best interests of the stockholders of Diego and, shall recommend that Diego’s stockholders vote to approve and adopt this Agreement. Diego has the necessary corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Diego, the performance by Diego of its obligations hereunder and the consummation by Diego of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Diego. This Agreement has been duly executed and delivered by Diego and, assuming the due authorization, execution and delivery by PubCo hereof, constitutes a valid and binding obligation of Diego enforceable against it in accordance with the terms hereof, subject to the Enforceability Exceptions.

Section 4.3 Capitalization. The authorized capital stock of Diego consists of 100,000,000 shares of capital stock, consisting of 87,000,000 shares of common stock, par value $0.0001 per share, and 13,000,000 shares of preferred stock (the “Diego Preferred Stock”), par value $0.0001 per share. As of the Effective Date, there are 14,590,038 shares of common issued and outstanding, 4,836,769 shares of Series A Preferred Stock issued and outstanding, and 666,667 shares of Series B Preferred Stock issued and outstanding. As of the Effective Date, there are an aggregate of $790,798 warrants to purchase shares of Series A Preferred Stock and an aggregate of $475,000 warrants shares of Series B Preferred Stock issued and outstanding. All issued and outstanding shares of common stock and shares of common stock underlying the Diego Preferred Stock and warrants are duly authorized, validly issued, fully paid, and non-assessable, and were not issued in violation of any Law, or the pre-emptive rights of any Person. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements (including shareholder agreements), of any kind relating to shares of Diego Common Stock, or any other security of Diego and there are no authorized or outstanding securities convertible into or exchangeable for any such Diego common stock or other security of Diego.

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Section 4.4 No Conflict: Required Filings and Consents. (a) The execution and delivery by Diego of this Agreement does not, and the performance by Diego of its obligations hereunder and the consummation by Diego of the transactions contemplated hereby will not: (i) subject to the adoption of this Agreement by Diego’s stockholders, violate or conflict with the Articles of Incorporation or by-laws of Diego; (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in Section 4.4(b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Diego or by which any of its assets or property is bound or subject; (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, or result in the creation of a lien, claim or encumbrance on any of the properties or assets of Diego pursuant to, or result in the loss of any benefit under (including an increase in the price paid by, or cost to, Diego), or require the consent of any other party to, or result in any obligation on the part of Diego to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Diego is a party or by which Diego or any of its respective assets or properties are bound or subject.

Section 4.5 Full Disclosure. None of representations and warranties made by Diego contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading under the circumstances by which it was made.

Section 4.6 Brokers. There is no broker, finder or investment banker or other Person entitled to any brokerage, finder’s, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Diego.

Section 4.7 Compliance With Law. Except as otherwise disclosed, Diego materially complies with material Laws applicable to it.

Section 4.8 Litigation. Except as disclosed on Schedule 4.8, Diego is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Diego, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Diego. Diego is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

Section 4.9 Diego Shareholders. Diego on or before the Effective Date shall deliver to PubCo a complete and accurate list setting forth the following information with respect to each Person who is a holder of any Diego Shares: (a) such Person’s name; and (b) the number of Diego Shares held by such Person.

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Section 4.10 Government Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Diego, is required by or with respect to Diego in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.11 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Diego is a party or otherwise binding upon Diego which has or may have the effect of prohibiting or impairing any business practice of Diego, any acquisition of property (tangible or intangible) by Diego or the conduct of business by Diego. Without limiting the foregoing, Diego has not entered into any agreement under which Diego is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 4.12 No Undisclosed Liabilities. Except as previously disclosed, there are no liabilities or debts of Diego of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

Section 4.13 Material Contracts. Except as a previously disclosed, Diego’s Material Contracts are enforceable in accordance with their respective terms, and to the knowledge of Diego, Diego is not in violation of, and has received no notice of being in violation of such Material Contracts.

Section 4.14. Taxes. (a) All Tax Returns required to be filed by Diego on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

(b) All “Taxes”, as hereinafter defined, that are required to be paid have been or will be fully paid.

(c) Diego has not waived any statute of limitations with respect to federal and state income Taxes or agreed to any extension of time with respect to federal income or state Tax assessment or deficiency.

(d) As of the date hereof, there are not pending or, to the knowledge of PubCo, threatened any audits, examinations, investigations or other proceedings in respect of matters of Tax that (i) were raised by any taxing authority in a written communication to Diego or any thereof; and (ii) would, if determined adversely to PubCo, individually or in the aggregate, reasonably be expected to have an Diego Material Adverse Effect.

(e) Diego has made available to PubCo true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by Diego and its Subsidiaries for each of its fiscal year ended 2013.

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ARTICLE V
CONDITIONS TO CLOSING

Section 5.1 Financial Statements. This Agreement shall become effective as of such date and time as when PubCo shall have received copies of (i) audited financial statements for Diego for its most recently ended fiscal year, or such shorter period if agreed by the parties, and (ii) unaudited quarterly financial statements for Diego for the quarter ended following the completion of its most recent fiscal year, the same to be included with PubCo's expected Current Report Form 8-K to be filed with the Securities and Exchange Commission.

ARTICLE VI
CONDUCT PENDING THE MERGER

Section 6.1 Stockholder Approval. Diego and PubCo shall seek to secure from their stockholders approval pursuant to the written consent of the holders of such number of shares as may be permitted for the approval of a transaction of the type provided for herein, and shall further promptly comply with such notice requirements to the remaining shareholders.

Section 6.2 Operations of PubCo. (a) PubCo covenants for itself that, after the date hereof and prior to the Effective Time (unless Diego shall otherwise approve in writing or required by applicable law) PubCo shall not:

(i) conduct any business;

(ii) (A) except as previously disclosed, amend its certificate of incorporation or by-laws, or adopt any stockholders’ rights plan or enter into any agreement with any of its stockholders in their capacity as such, (B) split, combine, subdivide or reclassify its outstanding shares of its capital, (C) declare, set aside, make or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, or, (D) repurchase, redeem or otherwise acquire to purchase, redeem or otherwise acquire, any shares of its capital stock;

(iii) take or fail to take any action that would (A) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code, or (B) cause any of its representations and warranties herein to become inaccurate or misleading in any material respect;

(iv) except as expressly contemplated by this Agreement issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares;

(v) acquire or make any investment in any business or other Person, whether by merger, consolidation, purchase of property or assets or otherwise; and/or,

(vi) except as previously disclosed, enter into any commitments or agreements to do any business or other Person, whether by merger, consolidation, purchase of property or assets or otherwise;

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(b) From the date hereof through the Closing Date, PubCo shall promptly notify Diego of any investigations of which PubCo has knowledge or any claims which, after the date hereof, are commenced or threatened against PubCo, thereof or any of the properties or assets of PubCo, or any officer, director or employee of PubCo arising out of or relating to the affairs or conduct of the business of PubCo.

(c) Diego and its employees, independent accountants, attorneys, agents and authorized representatives shall have reasonable opportunity and access during normal business hours to the plants, properties, documents, files, books and records of PubCo, and shall be provided with such information as to the business, properties and assets of PubCo as Diego may from time to time reasonably request to update Diego with respect to events occurring after the date hereof.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1 Publicity. No Party shall issue any press release or otherwise make any public statements with respect to the Merger without the prior consent of the other Party.

Section 7.2 Further Actions. Each of the Parties shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable best efforts: (a) to perform such further acts and execute such documents as may be reasonably required to: (i) effect the transactions contemplated hereby, (ii) obtain in a timely manner all necessary waivers, consents and approvals, and (iii) effect all necessary registrations and filings; and, (b) to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

Section 7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.

Section 7.4 Notification of Certain Matters. Each Party shall give prompt notice to the other Party(ies) of the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause not to be satisfied any of the conditions precedent set forth in Article VII; and,

(b) the status of matters relating to the completion of the Merger, including promptly furnishing the other Party with copies of notices or other communications received by such notifying Party from any third party and/or Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including the Merger.

Section 7.5 Review of Information. Subject to applicable laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable, each will consult with the other about all information relating to that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

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Section 7.6 Indemnification. From and after the Effective Time, PubCo shall, or shall cause the Surviving Corporation to, defend, indemnify and hold harmless each present and former director and officer of Diego (to the extent such Person is or was acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 7.7 Tax-Free Reorganization. Each of the Parties will use its reasonable best efforts to cause the Merger to qualify as a tax-free “reorganization” under Section 368 of the Code.

Section 7.9 Regulation D. From and after the Effective Time, PubCo shall comply with the requirements of Regulation D under the Securities Act and state securities laws.

ARTICLE VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of the Parties to Consummate the Merger. The respective obligation of each Party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

(a) No order, decree or injunction shall have been entered or issued by any Governmental Entity which shall be in effect and shall have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each Party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause the same to be lifted or vacated.

Section 8.2 Additional Conditions to the Obligations of PubCo. The obligations of PubCo to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Diego contained in this Agreement (without giving effect in any such representation or warranty to any materiality or the Diego Material Adverse Effect standard, qualification or exception contained therein) shall be true at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties which speak as of a different date, which shall be true as of such date).

(b) Agreements and Covenants. Diego shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

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(c) Consents. Diego shall have obtained all consents, approvals, releases or authorizations from, and Diego shall have made all filings and registrations to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made by Diego in order for Diego to consummate the Merger, unless the failure to obtain any of such consents, approvals, releases or authorizations or make any such filings or registrations would not, individually or in the aggregate, reasonably be expected to have a Diego Material Adverse Effect.

(d) No Material Adverse Change. Since the date of this Agreement, no change or circumstance resulting in a Bio-E Material Adverse Effect shall have occurred.

(e) Stockholder Adoption/Approval. The requisite holders of the stock of Diego shall have voted to adopt this Agreement in accordance and such adoption shall have been certified by the Secretary or Assistant Secretary of Diego.

(f) Certificate of Good Standing. Diego shall have delivered to PubCo a certificate as to the good standing of Diego in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 20 calendar days of the Closing Date. PubCo shall have delivered to Diego a certificate as to the good standing of PubCo in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 20 calendar days of the Closing Date

Section 8.3 Additional Conditions to the Obligations of Diego. The obligations of Diego to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of PubCo contained in this Agreement shall be true at and as of the Closing Date with the same effect as though made at and as of such time.

(b) Agreements and Covenants. PubCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Consents. PubCo shall have obtained all consents, approvals, releases or authorizations from, and PubCo shall have made all filings and registrations to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made by PubCo in order for PubCo to consummate the Merger, unless the failure to obtain any such consents, approvals, releases or authorizations or make any such filings or registrations would not, individually or in the aggregate, be reasonably expected to have a PubCo Material Adverse Effect.

(d) No Material Adverse Change. Since the date of this Agreement, no change or circumstance resulting in PubCo Material Adverse Effect shall have occurred.

(e) Certificate of Good Standing. PubCo shall have delivered to Diego a certificate as to the good standing of PubCo in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 20 calendar days of the Closing Date.

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ARTICLE IX
TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

(a) by mutual written consent of the Parties;

(b) by either Party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and non-appealable (but only if such Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated); and

(c) by either Party, if (x) there shall have been a material breach by the other Party of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by Diego) or Section 7.3(a) or (b) (in the case of a breach by PubCo), and (y) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured immediately upon the receipt by the Party alleged to be in breach of written notice thereof.

Section 9.2 Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its Representatives); provided, however, that (i) no such termination shall relieve any Party from any liability for damages resulting from any willful and intentional breach of this Agreement, and (ii) this Article VIII, Sections shall survive such termination.

Section 9.3 Amendment. This Agreement may be amended at any time before the Effective Time, but only pursuant to a writing executed and delivered by all Parties.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements shall survive the Effective Date.

Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier, sent by email, or sent by telecopy, to the applicable Party at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a)	if to PubCo:	Diego Pellicer Worldwide, Inc. (f/k/a Type 1 Media, Inc.)

c/o Szaferman Lakind Blumstein & Blader, PC 101 Grovers Mill Road, Second Floor Lawrenceville, NJ 08648 Fax: 609-557-0969 Email: gjaclin@szaferman.com Attn.: Gregg Jaclin, Esq.

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(b)	if to Diego:	Diego Pellicer World-wide 1, Inc.
c/o Szaferman Lakind Blumstein & Blader, PC 101 Grovers Mill Road, Second Floor Lawrenceville, NJ 08648 Fax: 609-557-0969 Email: gjaclin@szaferman.com Attn.: Gregg Jaclin, Esq.

Section 10.3 Certain Definitions: Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Diego Material Adverse Effect” means any material adverse change in or material adverse effect (x) on the business, results of operations, financial condition or prospects of Diego (or its successor), or (y) that will prevent or materially impair Diego’s ability to consummate the Merger.

"PubCo Material Adverse Effect” means (x) a material change in liability or (y) that will prevent or materially impair PubCo’s ability to consummate the Merger or the issuance by PubCo of shares of PubCo Common Stock in accordance with the terms hereof.

“C(c)ontract” shall mean any agreement, contract, license, indenture, lease, mortgage, license, plan, arrangement, commitment or instrument including any note or other debt instrument (whether written or oral).

“C(c)onsents” shall refer to the consents or approval of any third party including any governmental agency or registered securities association required in connection with the Merger.

“Enforceability Exceptions” shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

“GAAP” shall refer to generally accepted accounting principles as applicable in the United States.

“Governmental Entity” shall mean braches, departments and agencies (and subunits theref) of the federal, state and local government created by federal or state statutes, federal or state executive orders, or local ordinances or resolutions.

“K(k)nowledge” shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs.

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“L(l)aws” shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies and other requirements of the United States and other jurisdictions to which a party, is subject, including all foreign and local governments and all agencies and instrumentalities thereof, including any administrative agencies or administrative body created by any such government.

“L(l)iabilities” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

“L(l)ien” means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“P(p)erson(s)” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Subsidiary(ies)” of a Person means any corporation or other legal entity (A) which is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries), and (B) of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) (x) is the general partner or managing entity or (y) controls, directly or indirectly, at least a majority of the stock or other equity interests which are generally entitled to be voted by the holders thereof for the election of the board of directors (or others performing similar functions of such corporation or other legal entity).

“Taxes” shall mean any income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(b) When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

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Section 10.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible such that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.6 Entire Agreement: No Third-Party Beneficiaries. This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 6.6 (Indemnification) does not, and is not intended to, confer upon any Person other than the parties hereto any rights of remedies hereunder.

Section 10.7 Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.8 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING LAWS RELATING TO THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE AND/OR THE STATE OF NEW YORK SHALL SPECIFICALLY AND MANDATORILY APPLY TO THE MERGER AND THE RIGHTS OF STOCKHOLDERS INCIDENTAL THERETO.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATES OF NEW YORK AND THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF NEW YORK, FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER OR ANY OF THE OTHER TRANSACTION CONTEMPLATED HEREBY. EACH PARTY AGREES NOT TO COMMENCE ANY LITIGATION RELATING HERETO EXCEPT IN SUCH COURTS REFERENCED ABOVE, AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN SECTION 10.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE IN THE ABOVE REFERENCED COURTS.

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(c) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.11 Exclusivity. Except for the transactions contemplated by this Agreement, none of the Parties shall (i) solicit, initiate, or encourage the submission of any proposal or offer relating to the acquisition of any capital stock or other voting securities or any substantial portion of the assets of such or any other Party hereto (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Parties shall notify each other Party immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 10.12 Diego Operations.

(a) As part of the transaction herein. PubCo shall assume from Diego the following assets, which shall hereinafter collectively be designated the "Assets":

(i) Proprietary Rights - Any and all of the following used by Diego in connection with Diego’s business, including:

(A) production operations and processes, trade secrets, know-how and confidential, information, customer lists and information;

(B) logos, trade dress (including, without limitation, configuration, design and packaging), goodwill, rights of publicity and privacy (including, without limitation, photographic and other releases, whether published or unpublished), marketing rights, and any similar rights, together with the goodwill of the Diego Business associated therewith and/or symbolized thereby;

(C) other intellectual property, intangible industrial property and proprietary rights, titles, interests and privileges, however designated, that are similar or analogous to any of the foregoing including, without limitation any and all rights in and to product configurations and designs, label, designs, graphic and artistic designs; artwork; dyes; character; rights; and UPC bar codes;

(D) registrations, applications, renewals, and extensions with respect to each of the foregoing now or hereafter in force, in whole and/or in part;

(E) rights of possession, ownership, use and enjoyment with respect to each of the foregoing, including, without limitation, the right to license, sublicense, assign, pledge sell, transfer, convey, grant, gift over, divide, partition or use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims, demands or causes of action of any kind with respect thereto);

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(F) Diego’s customers, and their related information;

(G) all books and records relating to the Assets;

(H) claims, demands and causes of action of any kind with respect to, and any and all other rights relating to the enforcement of, any of the foregoing, including, without limitation, any claims, demands or causes of action for any infringement, conversion, misappropriation, dilution or other violation of or injury to any of them.

Each and all of the foregoing being hereinafter referred to collectively as the "Proprietary Rights." To the extent, if any, that any rights of Diego or of the author of any work encompassed by the Proprietary Rights cannot be legally transferred by Diego, they shall be waived in a signed writing providing for same;

(b) Diego shall execute and deliver to PubCo such other documents as may be reasonably required by PubCo to evidence PubCo’s assumption of the Assets.

10.13 Share Cancellation. Purchase and Sale. Simultaneously, at the Effective Time the PubCo Principal Shareholder, owning an aggregate of 55,000,000 shares of PubCo’s common stock shall cancel the 55,000,000 shares pursuant to the Cancellation Agreement in exchange for an aggregate cancellation price of $169,000.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

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IN WITNESS WHEREOF, the Parties hereto have executed this instrument the date first above written.

DIEGO PELLICER WORLD-WIDE 1, INC.

By:	/s/ Philip Gay
Name:	Philip Gay
Title:	Chief Executive Officer

DIEGO PELLICER WORLDWIDE, INC. (f/k/a TYPE 1 MEDIA, INC.)

By:
Name:	Jonathan White
Title:	President

B:
JONATHAN WHITE, Individually

The rest of this page is left intentionally blank.

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IN WITNESS WHEREOF, the Parties hereto have executed this instrument the date first above written.

DIEGO PELLICER WORLD-WIDE 1, INC.

By:
Name:	Philip Gay
Title:	Chief Executive Officer

DIEGO PELLICER WORLDWIDE, INC. (f/k/a TYPE 1 MEDIA, INC.)

By:	/s/ Jonathan White
Name:	Jonathan White
Title:	President

B:	/s/ Jonathan White
JONATHAN WHITE, Individually

The rest of this page is left intentionally blank.

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SCHEDULES

Schedule 2.2 Diego Shareholders

Common Stock Holder	Number of Shares of Diego Common Stock	Number of Shares of PubCo Common Stock to be Issued
WSCP	7,020,000	7,020,000
D. Anderson	5,941,800	5,941,800
W. Gosnell	192,000	192,000
Nick & Barbara Cerwin	80,000	80,000
Christine Becker	20,000	20,000
Robert & Kristen Lanigan	20,000	20,000
John Davis	51,000	51,000
Povilos Stravinski	7,000	7,000
Louis Moore	2,000	2,000
Company/Treasury	58,200	58,200
M. Gosnell	64,000	64,000
C. Gosnell	64,000	64,000
Total	13,520,000	13,520,000

Diego Series A Holder	Number of Shares of Diego Series A Stock	Number of Shares of PubCo Common Stock to be Issued
J Murphy	35,733	36,846
Close Trust	53,400	55,063
M Gunn	53,333	54,995
Greener Investments LLC	40,000	41,246
G Thrall	26,666	27,497
B Heimann	26,666	27,497
G Sickler	26,666	27,497
Basalt Investments, LLC	106,000	109,302
D Koweleski	29,866	30,797
D Primbs	27,224	28,073
J Maguire	53,333	54,995
M Gothberg	27,242	28,091
M Osgood	5,436	5,605
W Primbs	44,778	46,173
A Goltzman	5,333	5,499
K Khan	26,700	27,531
D Youngwall	53,333	54,995
A Goltzman	5,333	5,499
J Rosenthal	26,666	27,497
D & J Jasura	26,666	27,497
T Huesers	26,666	27,497
M Karukin	26,666	27,497
T Mangurian	22,400	23,097
TMK Holdings LLC	3,200,000	3,200,000
JDF Capital	106,666	109,990
M Hemenway	160,000	164,985
J Fink	100,000	103,115

M Hemenway	53,333	54,995
R Drake	26,666	27,497
L Drake	26,666	27,497
A Verglay	266,666	274,975
R Neubauer	30,000	30,934
A Blum	26,666	27,497
M Siebert	32,000	32,997
D Sullivan	32,000	32,997
TOTAL	4,836,769	4,887,765

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Schedule 2.2

Diego Series B Holder	Number of Shares of Diego Series B Stock	Number of Shares of PubCo Common Stock to be Issued
Aureis (Anaford)	200,000	200,000
Compasss Ventures	466,666	466,666
Total	666,666	666,666

Diego WA Conversion Common Stock	Number of Shares of Diego Common Stock	Number of Shares of PubCo Common Stock to be Issued
Jamen Shively	44,528	44,528
Randy Aliment	89,056	89,056
James Kossert	89,056	89,056
Kazuaki (Butch)	55,268	55,268
Sugiyama	33,150	33,150
Thaddeus Dancer	276,055	276,055
Tiberius Group	5,508	5,508
Brad Blake	16,526	16,526
Lauri Sikler-Tock	27,473	27,473
Marianne	27,254	27,254
Maksirisonbat	27,231	27,231
Elena Byrne	54,462	54,462
Ethan Crawford	108,902	108,902
Gracie Close	108,902	108,902
Eli Hastings
Casey Hastings	963,371	963,371
Subtotal

Series A	26,667	26,667
Julie Evans Reid	53,333	53,333
John Charles Russell	26,667	26,667

Jason & Kirsten L. Russell	106,667	106,667
Subtotal

Total DPWW Shares	1,070,038	1,070,038

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Diego Series B Warrant Holder	Value of Diego B Warrant Held	Value of PubCo B Warrant to be Issued
Larry Wiebe	125,000	125,000
Doug Froese	125,000	125,000
Chester Aldridge	125,000	125,000
Merriman	100,000	100,000
Total	475,000	475,000

Diego series A Warrant Holder (@$1.40)	Value of Diego A Warrant Held	Value of PubCo A Warrant to be Issued
M Hemenway	32,000	32,000
J Fink	20,000	20,000
M Hemenway	10,666	10,666
R Drake	5,333	5,333
L Drake	5,333	5,333
A Verglay	53,333	53,333
R Neubauer	6,000	6,000
A Blum	5,333	5,333
M Siebert	6,400	6,400
D Sullivan	6,400	6,400
	150,798	150,798

Diego Series A Warrant Holder (@1.24)	Value of Diego B Warrant Held	Value of PubCo B Warrant to be Issued
TMK Holdings LLC	640,000	640,000

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	Value of	Value of
	Option/	Option/
Diego Warrant/Option Holder	Warrant Held	Warrant to be Issued
Philip Gay/Rick Demarco/Don Fitzgerald	200,000	200,000
Greg Reid
Ron Throgmartin	600,000	600,000
Dr. Robert Epstein	250,000	250,000
Jon Fink	50,000	50,000
Dr. Michael Osborne	50,000	50,000
Steve Norris	50,000	50,000

Jean Marie Auboines	50,000	50,000
Carolyn Gang	50,000	50,000
Greg Quist	50,000	50,000
Gregg Jaclin	25,000	25,000
Dr. Michael Toney	15,000	15,000
Turabi Topal	10,000	10,000
Mike Smith	3,000	3,000
Gino Rodrigues	2,000	2,000
Anthony Vaz	10,000	10,000
Mark Moscowitz	15,000	15,000
Total	25,000	25,000
	1,455,000	1,455,000

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Schedule 3.7           Contract and Leases; Liabilities; Properties; Employees (PubCo)

The remaining assets of the company are as follows:

An account at Bank of America account with less than $1,000

Minimal production equipment

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Schedule 3.15         Taxes (PubCo)

Taxes have been completed for 2012 and 2013 in both the United States and Canada. PubCo expects to be filing should be filing 2014 United State taxes by March 12, 2015 and the 2014 Canadian taxes by March 31, 2015.

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Schedule 4.8           Litigation (Diego)

On May 23, 2014, Diego Pellicer Worldwide Inc. received a subpoena from the United States Department of Justice, represented by the United States Attorney’s Office for the Western District of Washington, requesting the production of the Company’s banking records and documents and records relating to: the structure and organization of the Company; communications between the Company and its affiliates, including Diego Pellicer, Inc., with potential investors; securities offerings; applications submitted by Diego Pellicer, Inc. to the Washington State Liquor Control Board in connection with its application to become a retail seller of cannabis in Washington State; and the Company’s relationship with Plandai Biotechnology.

Based on limited discussions with the Department of Justice, the Company believes this subpoena was issued in order to determine: (i) if the Company is or has been engaged in the production, processing or sale of cannabis; (ii) how the Company is related to Diego Pellicer, Inc.; and (iii) whether investors or potential investors in the Company believed they were investing in a company that would be engaged in the production, processing or sale of cannabis.

The Company believes that it has complied fully with all applicable laws, rules and regulations, and intends to cooperate fully with the government’s investigation.

Depending on the extent to which the Department of Justice pursues this matter, the Company may be required to suspend or cease its operations, which could lead to the possible loss of investors’ entire investment in the Company.

Further, in the event the Company, its officers or its directors are determined to have taken any unlawful action with respect to these matters, such officers and directors may be barred from performing services on behalf of the Company and/or incarcerated, the Company may be required to pay fines, and/or the Company may be required to return investors’ investments in the Company. There can be no guarantee that the Company will have sufficient funds to pay all or any portion of such fines and/or return all or any portion of such investments made in the Company.

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EXHIBIT A

CANCELLATION AGREEMENT

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EXHIBIT B

CERTIFICATE OF MERGER

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EXHIBIT C

FORM OF PUBCO A WARRANT

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EXHIBIT D

FORM OF PUBCO B WARRANT

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